EXHIBIT 77(c)

                       TRANSAMERICA INCOME SHARES, INC.

                   RESULTS OF SHAREHOLDER PROXY (UNAUDITED)

At the annual meeting of shareholders held on July 12, 2012, the results of Proposal 1 were as follows:

Proposal 1: To elect two Directors to serve as Class III Directors for three year terms, and until their successors are duly elected and qualify.

                         For            Withheld
                         -------------- ------------
 Sandra N. Bane......... 5,296,792.6066 247,284.3417
 David W. Jennings...... 5,298,850.6066 245,226.3417